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                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549




                                       FORM 8-K

                                    CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): December 31, 1996

                           COMMUNICATION INTELLIGENCE CORPORATION
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                (Exact name of Registrant as specified in its charter)


                                      DELAWARE
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                    (State or other jurisdiction of incorporation)



         0-19301                                   94-2790442
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(Commission File Number)                    (I.R.S. Employer Identification No.)


275 SHORELINE DRIVE, SUITE 520, REDWOOD SHORES, CA                94065
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     (Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code: (415) 802-7888


                                   NOT APPLICABLE
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            (Former name or former address, if changed since last report.)


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ITEM 5.  OTHER EVENTS.

    On December 31, 1996, Communication Intelligence Corporation (the "Company") consummated a private placement of 450,000 shares of 5% cumulative convertible preferred stock at a purchase price of $25 per share for $11,250,000. In connection with the transaction, the Company received gross cash proceeds of $9,495,000 and accepted for exchange 390,000 shares of common stock (and rights to receive additional shares) for 70,200 shares of preferred stock from investors who purchased these common shares from the Company in June 1996.

    Each share of preferred stock is convertible by the holder into shares of common stock at any time beginning six months from December 31, 1996 pursuant to a conversion formula determined by dividing (i) the sum of $25 multiplied by the number of shares being converted, plus accrued and unpaid dividends thereon, by (ii) a conversion price which ranges from approximately 85% to 72% of the marketprice of the common stock. In addition, all outstanding shares of preferred stock must be converted by the holders into shares of the Company's common stock by December 31, 1999, subject to the satisfaction of certain conditions and other events. Under the terms of the preferred stock, the holders are entitled to receive, out of assets legally available therefor, cumulative dividends at the rate of $1.25 per share per annum, compounded semi-annually, when payable (whether or not declared). Such dividends may be paid at the Company's option in cash or additional shares of preferred stock. The Company is required to pay any accrued and unpaid dividends on the outstanding shares of preferred stock before declaring or paying any dividends for any other class or series of stock, including the common stock.

    Holders of the preferred stock have the right to vote with the holders of the common stock, combined as one class, for the election of directors and such other matters to be voted on at a meeting of the stockholders. Each share of preferred stock has one vote on such matters. In addition, the affirmative vote of holders of 75% of the outstanding shares of preferred stock is required for the consummation of certain business combinations and other extraordinary transactions, amendments or waivers to the Company's certificate of designations or amendments to the Company's organizational documents which may change the rights of the holders of the preferred stock.
In the event of the Company's liquidation, dissolution or winding up, the holders of the preferred stock are entitled to receive, prior and in preference to any distribution of Company assets to the holders of any other class or series of shares, $25 per share plus any accrued but unpaid dividends. For a more complete description of the terms of the preferred stock, see the Certificate of Designations of the Company filed as Exhibit 3 hereto, which is incorporated by reference herein.


    In connection with the sale of the preferred stock, the Company entered into a registration rights agreement with the holders of the preferred stock which provides that the Company file a registration statement with the Securities and Exchange Commission relating to the shares of common stock issuable upon conversion of the preferred stock no later than March 31, 1997 and will use its best efforts to cause such registration statement to become effective. For a more complete description of the terms of the registration rights agreement, see the Registration Rights Agreement filed as Exhibit 2 hereto, which is incorporated by reference herein.

    Libra Investments, Inc. ("Libra") acted as the Company's placement agent in connection with the private placement and in connection therewith received $675,000 in commissions and a five-year warrant to purchase 337,500 shares of common stock with an exercise price of $2.50 per share. The Company also granted Libra registration rights with respect to the shares of common stock underlying the warrant. For a more complete description of the warrant and registration rights granted to Libra, see the Warrant Certificate and the Registration Rights Agreement filed as Exhibits 5 and 4, respectively, hereto, which are incorporated by reference herein.




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ITEM 7.  EXHIBITS.

    (c) The following documents are filed herewith as exhibits to this Form 8-K:

         1. Preferred Stock Investment Agreement, dated as of December 31, 1996, between the Company and the Investors listed on Schedule I attached thereto.

         2. Registration Rights Agreement, dated as of December 31, 1996, between the Company and the Investors listed on Schedule I attached thereto.

         3. Certificate of Designations of the Company with respect to the 5% Cumulative Convertible Preferred Stock.

         4. Registration Rights Agreement, dated as of December 31, 1996, of the Company and Libra Investments, Inc.

         5. Warrant Certificate, dated as of December 31, 1996, issued to Libra Investments, Inc.


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                                      SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       COMMUNICATION INTELLIGENCE CORPORATION


Date:  January 6, 1997                 By: /s/ Francis V. Dane
                                           ----------------------------------
                                           Name:  Francis V. Dane
                                           Title: Vice President, Secretary and
                                                    Treasurer





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                                    EXHIBIT INDEX


         EXHIBIT                                                           PAGE
         -------                                                           ----
    1.   Preferred Stock Investment Agreement, dated as of
         December 31, 1996, between the Company and the investors listed on Schedule I attached thereto.

    2. Registration Rights Agreement, dated as of December 31, 1996, between the Company and the Investors listed on Schedule I attached thereto.

    3. Certificate of Designations of the Company with respect to the 5% Cumulative Convertible Preferred Stock.

    4. Registration Rights Agreement, dated as of December 31, 1996, of the Company and Libra Investments, Inc.

    5. Warrant Certificate, dated as of December 31, 1996, issued to Libra Investments, Inc.


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